Exhibit 5.1

(269) 337-7700 Fax: (269) 337-7701

October 31, 2016

Sunshine Heart, Inc.

12988 Valley View Road

Eden Prairie, Minnesota 55344

Re:          Prospectus Supplement on Registration Statement on Form S-3 (Registration No. 333-194731)

Ladies and Gentlemen:

We have acted as counsel to Sunshine Heart, Inc., a Delaware corporation (the “Company”), in connection with preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (i) a Registration Statement on Form S-3 (File No. 333-194731) (such registration statement as amended or supplemented from time to time, the “Registration Statement”), as declared effective on May 5, 2014, and the prospectus of the Company included in the Registration Statement (the “Base Prospectus”); and (ii) a prospectus supplement to the Base Prospectus, dated October 27, 2016 (the “Prospectus Supplement”), pertaining to the issuance and sale by the Company of 2,900 shares of Series C Convertible Preferred Stock (“Preferred Stock”). We understand that the shares of Preferred Stock are to be offered and sold in the manner set forth in the Securities Purchase Agreement entered into by the Company with the purchasers named in the signature pages thereto (the “Purchase Agreement”).

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently sought to verify such matters. In addition, in rendering this opinion, we have assumed that the shares of Preferred Stock will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus and the Prospectus Supplement, including all supplements and amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States, New York law applicable to contracts and Delaware corporate law.

350 East Michigan Avenue • Suite 300 • Kalamazoo, Michigan 49007-3800

Detroit • Ann Arbor • Bloomfield Hills • Chicago • Kalamazoo • Lansing

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the shares of Preferred Stock to be offered by the Company in accordance with the Registration Statement, the Base Prospectus and the Prospectus Supplement, have been duly authorized by the Company and, when issued, delivered and fully paid for in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman Miller Schwartz and Cohn LLP

HONIGMAN MILLER SCHWARTZ AND COHN LLP

PDT/MZE/JQW/REW